Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2010 Results

NEW YORK, JULY 20, 2010 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the second quarter of 2010 increased 4.2% to $243.3 million from $233.4 million in the second quarter of 2009. Omnicom’s diluted net income per common share in the second quarter of 2010 increased 5.3% to $0.79 per share from $0.75 per share in the second quarter of 2009.

Worldwide revenue increased 5.9% to $3,041.2 million from $2,870.7 million in the second quarter of 2009. Domestic revenue for the second quarter of 2010 increased 7.4% to $1,636.9 million compared to $1,524.5 million in the second quarter of 2009. International revenue increased 4.3% to $1,404.3 million compared to $1,346.2 million in the second quarter of 2009.

Omnicom’s net income for the six months ended June 30, 2010 increased 2.2% to $406.7 million from $397.9 million in the same period in 2009. Omnicom’s diluted net income per common share for the six months ended June 30, 2010 increased 2.4% to $1.30 per share in 2010 from $1.27 per share in the same period in 2009.

Worldwide revenue for the six months ended June 30, 2010 increased 6.1% to $5,961.2 million from $5,617.3 million in the same period in 2009. Domestic revenue for the six months ended June 30, 2010 increased 5.7% to $3,229.7 million from $3,056.7 million in the same period in 2009. International revenue for the six months ended June 30, 2010 increased 6.7% to $2,731.5 million from $2,560.6 million in the same period in 2009.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Three Months Ended June 30,	2010	2009
Revenue	$3,041.2	$2,870.7
Operating expenses	2,625.8	2,472.6

Operating income	415.4	398.1
Net interest expense	23.7	21.9

Income before income taxes	391.7	376.2
Income tax expense	133.2	129.7
Income from equity method investments	10.3	7.3

Net Income	268.8	253.8
Less: Net income attributed to noncontrolling interests	25.5	20.4

Net Income - Omnicom Group Inc.	$243.3	$233.4

Net Income per common share - Omnicom Group Inc.
Basic	$0.80	$0.75
Diluted	$0.79	$0.75

Weighted average shares (in millions)
Basic	302.3	308.1
Diluted	307.0	308.6

Dividend declared per common share	$0.20	$0.15

Omnicom Group Inc.

(Unaudited)
(Dollars in Millions, Except Per Share Data)

Six Months Ended June 30,	2010	2009
Revenue	$5,961.2	$5,617.3
Operating expenses	5,254.8	4,936.8

Operating income	706.4	680.5
Net interest expense	47.8	43.3

Income before income taxes	658.6	637.2
Income tax expense	223.9	218.4
Income from equity method investments	15.0	13.2

Net Income	449.7	432.0
Less: Net income attributed to noncontrolling interests	43.0	34.1

Net Income - Omnicom Group Inc.	$406.7	$397.9

Net Income per common share - Omnicom Group Inc.
Basic	$1.32	$1.28
Diluted	$1.30	$1.27

Weighted average shares (in millions)
Basic	304.3	307.8
Diluted	308.7	308.5

Dividend declared per common share	$0.40	$0.30